EXHIBIT 10.1
SOLID WASTE DISPOSAL AGREEMENT
     THIS AGREEMENT is made this 3rd day of October, 2005, by and between Waste Corporation of America, LLC, a Delaware limited liability company (hereinafter referred to as “Customer”), and WCA Waste Corporation, a Delaware corporation (hereinafter referred to as “WCA”), for the disposal of Customer’s non-hazardous construction and demolition debris. For purposes of this Agreement, references to “Customer” shall include each of Customer’s subsidiaries that owns or operates a transfer station in the State of Florida and references to WCA shall include each of WCA’s subsidiaries that owns a landfill in the State of Florida.
TERMS
1)	During the term of this Agreement and subject to the provisions hereof, Customer shall be entitled to deliver all of Customer’s loose, non-compacted, construction and demolition debris generated by any transfer station owned, directly or indirectly, by the Customer in the State of Florida (hereinafter, the “Permitted Waste”) to any landfill owned, directly or indirectly, in the State of Florida by WCA (collectively, the “Disposal Sites”). The Permitted Waste shall exclude all compacted waste, waste, municipal solid waste, radioactive, volatile, highly flammable, explosive, toxic or hazardous waste and special waste. The term “hazardous waste”, as used herein, shall include, but not be limited to, any amount of waste listed or characterized as hazardous in any Environmental Law. “Environmental Law” means any applicable law, rule, regulation or ordinance concerning environmental protection including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, recycling, treatment, storage, disposal, transport, or handling of regulated materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Toxic Substance Control Act (“TSCA”), the Resource Conservation and Recovery Act (“RCRA”), the Clean Air Act (“CAA”), the Clean Water Act (“CWA”), the Endangered Species Act (“ESA”), the Occupational Safety and Health Act (“OSHA”), the Safe Drinking Water Act (“SDWA”), the Hazardous Materials Transportation Act (“HMTA”), the Emergency Planning and Community Right to Know Act (“EPCRA”) and the Federal Insecticide, Fungicide, Rodenticide Act (“FIFRA”), and their state law counterparts, all as may have been amended. The term “special waste”, as used herein, shall include any non-hazardous solid waste which requires special handling, management or disposal methods under federal or state laws or regulations.

2)	The Customer agrees, that to the extent deemed necessary by WCA, it will cause its wholly owned subsidiaries which own or operate transfer stations in the State of Florida to execute a copy of this Agreement and become a party hereto with the same obligations and liabilities that the Customer has hereunder. WCA agrees, that to the extent deemed necessary by the Customer, it will cause its wholly owned subsidiaries which own landfills in the State of Florida to execute a copy of this Agreement and become a party hereto with the same obligations and liabilities that WCA has hereunder.

3)	The term of this Agreement shall commence on the date set forth above and continue for a term of three (3) years from the date of execution.

4)	For each loose, non-compacted cubic yard of Permitted Waste delivered to any Disposal Site, Customer agrees to pay to WCA the Disposal Rate set forth on the attached Exhibit “A” (“Disposal Rate”). The volume of Permitted Waste for purposes of determining the Disposal Rate shall be conclusively presumed to be the full rated capacity of the container in which the Permitted Waste is delivered.

5)	The Disposal Rate may be increased on the 1st anniversary of this Agreement to reflect the percentage change in the CPI for the immediately preceding twelve months for which the CPI is available (to a maximum of three percent (3%) per year). The Disposal Rate shall also be adjusted to the extent of any increases in WCA’s costs resulting from changes in operating costs (including, without limitation, fuel charges), local, state or federal laws, rules, ordinances or regulations applicable to WCA’s operations or the service provided hereunder, and increases in or additional taxes, fees or other governmental charges assessed against or passed through to WCA (other than income or real property taxes), and such increases shall not be withheld by the Customer. As used herein, CPI shall mean the Consumer Price Index for All Urban Consumers (CPI-U), all items, published by the United States Department of Labor, Bureau of Labor Statistics 1982-1984 = 100. In the event the United States Department of Labor, Bureau of Labor Statistics ceases to publish the CPI, the parties agree to substitute another equally authoritative measure of change in the purchasing power of the U.S. dollar as may be then available.

6)	WCA shall invoice Customer monthly for all Permitted Waste delivered during the preceding calendar month. The Disposal Rate does not include taxes, fees or assessments being charged to the Disposal Sites by state, county, regional and local governmental agencies as of the date of this Agreement.

7)	All payments pursuant to this Disposal Agreement shall be due forty-five (45) days from the date of invoice. All payments not received within ten (10) days from the due date shall carry interest at the lesser of the highest rate permitted by law or 1.5% per month.

8)	WCA hereby agrees to indemnify and hold Customer harmless from and against any and all loss, damage, suits, liability and expenses (including, but not limited to, reasonable investigation and legal expenses) arising out of any claim for loss of or damage to property, including Customer’s or WCA’s property, and injuries to or death of persons, including Customer’s or WCA’s employees, to the extent caused by or resulting from the negligence or willful misconduct of, or violation of any federal, state or local laws or regulations by, WCA, its employees or agents or WCA’s breach of the provisions of this Agreement. The foregoing indemnification shall include any claim for costs of response made by a third party, including a governmental agency, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (commonly referred to as “Superfund”), except to the extent that any such claim is the result of Customer’s sole or contributory negligence, intentional act, or Customer’s delivery of waste to a Disposal Site which is not Permitted Waste as defined herein.

9)	Customer hereby agrees to indemnify and hold WCA harmless from and against any and all loss, damages, suits, liability and expenses (including, but not limited to, reasonable investigation and legal expenses) arising out of any claim for loss of or damage to property, including Customer’s or WCA’s property, and injuries to or death of persons, including Customer’s or WCA’s employees, to the extent caused by or resulting from (a) the negligence or willful misconduct of, or violation of any federal, state of local laws or regulations by Customer, its employees or agents; or (b) Customer’s breach of the provisions of this Agreement.

10)	During the term of this Agreement, Customer shall maintain in full force and effect insurance in the amounts set forth on Exhibit “B”. The issuer of any such policy shall be qualified to transact insurance business in Florida, and Customer shall provide a Certificate of Insurance to WCA upon request therefor.

11)	Each party is and shall perform this agreement as an independent contractor, and as such, shall have and maintain complete control over all of its employees, agents and operations. No party nor anyone employed by it shall be, represent, act, purport to act or be deemed to be the agent, representative, employee or servant of either party.

12)	This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other. If WCA sells its business or subsequent all its assets to a third party, this agreement will remain in force and affect and be binding upon a subsequent purchaser of WCA’s business or assets. If: (a) the Customer undergoes a Change of Control (as defined below); (b) any subsidiary of the Customer which owns or operates a transfer station in the State of Florida undergoes a Change of Control; or (c) the Customer or any subsidiary of the Customer sells, transfers or otherwise disposes of a transfer station in the State of Florida, or discontinues operating any such transfer station, then in each case, WCA shall no longer be obligated to accept Permitted Waste from the transfer station(s) that (x) are owned by the Customer or a subsidiary of the

Customer that has suffered a Change of Control, (y) were sold, transferred or otherwise disposed of or (z) that are no longer operated by the Customer or any subsidiary of the Customer. For purposes of this Agreement, “Change of Control” means (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934) of effective control (whether through legal or beneficial ownership of capital stock of the Customer, by contract or otherwise) of in excess of 50% of the voting securities of the Customer, or (ii) the Customer merges into or consolidates with any other person, or any person merges into or consolidates with the Customer and, after giving effect to such transaction, the stockholders of the Customer immediately prior to such transaction own less than 50% of the aggregate voting power of the Customer or the successor entity of such transaction, or (iii) the Customer sells or transfers its assets, as an entirety or substantially as an entirety, to another person and the stockholders of the Customer immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction. A Change of Control for any subsidiary of the Customer shall be determined the same was as a Change of Control for the Customer, substituting the subsidiary for the Customer in the foregoing definition.

13)	As between the parties to this Agreement, WCA shall be deemed the sole owner of the Permitted Waste upon its delivery to the working face of a Disposal Site.

14)	Neither WCA nor Customer shall be liable for the failure to perform their respective obligations nor for any resulting damage or loss, if such failure is caused by a catastrophe, riot, war, act of the legislature, by reason of final order by a court of record in a proceeding not instituted by or acquiesced to by Customer or WCA, administrative order, or by strike, fire, accident, act of God, failure of equipment, obstruction or damage to buildings, lack of required access to roadways and bridges, electricity or other utility failure, inability to access a Disposal Site, or other similar contingency beyond the reasonable control of WCA or Customer. Neither party shall be due compensation from the other upon the occurrence of any Force Majeure and for as long as the Force Majeure continues. Both WCA and Customer shall resume full or substantial performance of their respective obligations under this Agreement immediately upon cessation of the Force Majeure circumstances.

15)	Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by registered or certified mail, postage prepaid, return receipt requested, to the address of the address of the respective party below:

If to WCA:	WCA Waste Corporation One Riverway, Suite 1400 Houston, Texas 77056 ATTN: Jerome M. Kruszka, President

With copy to:	WCA Waste Corporation One Riverway, Suite 1400 Houston, Texas 77056 ATTN: J. Edward Menger, General Counsel

If to Customer:	Waste Corporation of America, LLC One Riverway, Suite 1400 Houston, Texas 77056 ATTN: Tommy Fatjo
          Either party may, by notice to the other, change the addresses and names above given.
16)	The validity, interpretation and performance of this agreement shall be governed and construed in accordance with the laws of the State of Texas.

17)	If any Section, subsection, sentence or clause of this agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the agreement as a whole or of any Section, subsection, sentence or clause hereto not so adjudged.

18)	Any waiver by either party of any provision or condition of this agreement shall not be deemed to be a waiver of any other provision of condition of this agreement, nor a waiver of a subsequent breach of the same provision or condition, unless such waiver be so expressed in writing and signed by the party to be bound.

19)	This Agreement may be amended only by the mutual agreement of the parties, in a writing to be attached to and incorporated into this agreement.

20)	If WCA or Customer shall bring any action for any relief against the other, declaratory or otherwise, arising out of or under this agreement, the losing party shall pay the successful party a reasonable sum for attorneys’ fees in such suit and such attorneys’ fees shall be deemed to have accrued on the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

21)	The parties to this Agreement agree to keep the terms hereof confidential and shall not reveal the terms hereof to any other party without the prior written consent of the other party.

22)	Notwithstanding anything contained herein to the contrary, in addition to any other rights, WCA has the right to terminate this Agreement in the event Customer delivers any material other than Permitted Waste to a Disposal Site, or for any other material breach by Customer of the terms hereof.

23)	This Agreement, together with all Exhibits, represents the entire understanding and agreement between the parties hereto relating to the transportation and disposal of Waste to the Disposal Sites and supersedes any and all prior agreements, whether written or oral, that may exist between the parties regarding same. No terms, conditions, prior understandings, purchase orders, or agreement purporting to modify, vary, supplement or explain any provision of this agreement shall be effective unless in writing, signed by representatives of both parties authorized to amend this Agreement.

24)	This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all in the aggregate shall constitute but one Agreement.
Executed effective the date first set forth above.

WCA Waste Corporation		Waste Corporation of America, LLC

By:	/s/ Joseph J. Scarano, Jr.	By:	/s/ Robert P. Lancaster

Joseph J. Scarano, Jr., Vice President		Robert P. Lancaster
Title: Director

Exhibit “A”
Solid Waste Disposal Agreement
WCA Waste Corporation &
Waste Corporation of America, LLC
          Any Florida Landfill                               $2.75 CY

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